 Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS ANNOUNCES RECORD EARNINGS FOR SECOND QUARTER 2015 AND CONTINUED FIVE PERCENT QUARTER ON QUARTER DISTRIBUTION GROWTH

PHILADELPHIA, August 5, 2015 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced record results for the second quarter 2015. Adjusted EBITDA for the three months ended June 30, 2015 was $326 million, a $46 million increase compared to the second quarter 2014. Net income attributable to partners for the second quarter 2015 was $276 million ($0.83 per limited partner unit diluted), which included a $100 million inventory adjustment resulting from the increase in commodity prices. This non-cash benefit was excluded from the Partnership's determination of Adjusted EBITDA and Distributable Cash Flow. Net income attributable to partners was $156 million ($0.53 per limited partner unit diluted) for the second quarter 2014. Recent highlights include:

•	Distributable Cash Flow of $264 million for the second quarter 2015

•	Twenty percent distribution increase to $1.75 (annualized) compared to the second quarter 2014

•	Blue bar ratable earnings increased approximately 30 percent year over year

•	Distribution coverage ratio of 1.47x for the quarter ended June 30, 2015

•	Ended the quarter with a Debt-to-Adjusted EBITDA ratio of 3.3x calculated in accordance with our credit agreement

•	Commenced operations on the Permian Express 2 pipeline project in July 2015

•	Announced a 30 percent interest in the Bayou Bridge pipeline project

•	Planning to conduct an open season for Mariner East 2 Expansion project

"We are pleased to announce record quarterly results," said Michael J. Hennigan, President and Chief Executive Officer. "Once again, our blue bar (ratable) earnings, which have increased approximately 30 percent year over year, are driving our excellent results. Our Mariner NGL projects were a key contributor to the growth as our three operating pipelines, Mariner West, Mariner South, and Mariner East 1-Propane Service are delivering critical takeaway capacity out of rapidly growing areas. In addition, our premier marine terminals, Nederland and Marcus Hook, are providing fee-based NGL storage and terminalling services for our Mariner South and Mariner East systems."

Continuing on blue bar growth, Hennigan added, "Our core strategy is growing fee-based blue bar cash flow, as it drives our distribution growth. As we previously reported, we are now in our fourth consecutive year of growing our distribution 20 percent annually. This is a direct result of our execution on our extensive organic expansion projects."

On the start up of Permian Express 2, Hennigan said, "We are pleased to report that our Permian Express 2 project is operational. This pipeline adds to our committed, ratable earnings and increases the takeaway capacity out of the growing Permian Basin by approximately 200,000 barrels per day and provides access to multiple markets. Permian Express 2 was executed right on schedule, started operations in July, and is operating at high capacity. The Permian Express 2 system is adequately sized to be expanded by another 200,000 barrels per day providing a very competitive option for shippers relative to other projects when the market need arises for additional Permian takeaway capacity."

On Bayou Bridge, Hennigan said, "We are happy to announce that SXL will have a 30 percent interest in the Bayou Bridge project. This is another clear example of the synergies we have within the Energy Transfer family of partnerships.  We believe being connected to our premier 25 million barrel Nederland crude terminal on the gulf coast greatly benefits this project. Our extensive pipeline system connects our West Texas Permian, Southern Oklahoma, Granite Wash, Eaglebine and East Texas systems to our Nederland terminal and now will have enhanced capability to further deliver crude barrels eastward on the Bayou Bridge pipeline into Louisiana."

On the Mariner East 2 Expansion, Hennigan said, "We are now planning to expand our Mariner East 2 project to include two pipelines to provide maximum flexibility for the takeaway of liquids including purity liquids such as ethane, propane, butane, natural gasoline, condensates and finished products as well as combined streams. We intend to conduct an open season, referred to as Mariner East 2 Expansion, for expanding capacity which currently is targeted to be approximately 250,000 barrels per day. To ensure efficiencies and minimize disruption to landowners, our goal would be to build both pipelines at the same time, subject to shipper interest. When combined with Mariner West, Mariner East 1 and Mariner East 2, this expansion would allow us to provide a total upside capacity of approximately 800,000 barrels per day to deliver Marcellus and Utica liquids to the local and international markets."

DETAILS OF SECOND QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended June 30,
	2015	2014	Variance
	(in millions)
Crude Oil Pipelines	$89	$104	$(15)
Crude Oil Acquisition and Marketing	41	53	(12)
Terminal Facilities	140	97	43
Products Pipelines	56	26	30
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$326	$280	$46

(1)
For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.

Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment decreased $15 million to $89 million compared to the prior year period. The decrease was largely due to lower average pipeline revenue per barrel primarily driven by reduced volumes on higher-priced tariff movements. Increased operating expenses, which included lower pipeline operating gains and higher line testing costs, and selling, general and administrative expenses on growth also contributed to the decrease. These impacts were partially offset by additional throughput volumes largely attributable to expansion projects placed into service in 2014.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment decreased $12 million to $41 million. The decrease was primarily attributable to lower realized crude oil margins, which were negatively impacted by narrowing crude oil differentials compared to the prior year period. This impact was partially offset by increased crude oil volumes resulting from 2014 acquisitions and the expansion of our crude oil trucking fleet.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment increased $43 million to $140 million. The increase was primarily attributable to higher results from our products acquisition and marketing activities, which were positively impacted by inventory accounting resulting from the liquidation of certain inventories that were stored during the first quarter to capture the contango market structure. Improved operating results from our Marcus Hook and Nederland terminals also contributed to the increase. These positive impacts were partially offset by lower results from our refined products terminals.
Products Pipelines
Adjusted EBITDA for the Products Pipelines segment increased $30 million to $56 million compared to the prior year period. The increase was due primarily to higher throughput volumes and higher average pipeline revenue per barrel associated with the Mariner NGL pipeline projects. These positive impacts were partially offset by lower contributions from joint venture interests.
FINANCING UPDATE
Net interest expense was $31 million for the three months ended June 30, 2015, compared to $21 million for the prior year period. The $10 million increase was due primarily to the $1.0 billion issuance of senior notes in November 2014. This was partially offset by higher capitalized interest associated with our expansion capital program.
In the second quarter 2015, we issued 6.2 million units under our ATM program for $242 million of net proceeds. When combined with the 2015 overnight equity offering and units issued under our ATM program in the first quarter, we raised $1.0 billion with the issuance of 25.1 million units to support our expansion capital program through June 30, 2015.

CAPITAL EXPENDITURES

	Six Months Ended June 30,
	2015	2014
	(in millions)
Expansion	$909	$1,108
Maintenance	31	31
Acquisitions	131	80
Investment in joint venture interests	—	42
Total	$1,071	$1,261
Our expansion capital spending for the six months ended June 30, 2015 included projects to: invest in the announced Mariner projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through announced expansion capital projects in Texas and Oklahoma; expand the service capabilities of our products and natural gas liquids acquisition and marketing business; and upgrade the service capabilities at our bulk marine terminals. Acquisitions for the six months ended June 30, 2015 consisted of the acquisition of remaining ownership interests in a consolidated crude oil pipeline subsidiary. We expect total expansion capital spending, excluding acquisitions and investment in joint venture interests, to be approximately $2.5 billion in 2015. Maintenance capital spending is expected to be approximately $70 million in 2015. Our expenditures are expected to be funded from cash provided by operations, borrowings under our credit facilities, and with proceeds from debt and equity offerings, as necessary.
INVESTOR CALL
We will host a conference call regarding second quarter results on Thursday, August 6, 2015 at 8:00 am ET (7:00 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-866-463-4974. International callers should dial 1-203-369-1409.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipelines, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, refined products and natural gas liquids that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015, and in the Partnership’s subsequent Form 10-Q and 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended June 30,
	2015	2014	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$3,202	$4,821	$(1,619)

Cost of products sold	2,821	4,517	(1,696)
Operating expenses (1)	55	28	27
Selling, general and administrative expenses (1)	25	22	3
Depreciation and amortization expense	94	74	20
Impairment charge and other matters	(100)	—	(100)
Total Costs and Expenses	2,895	4,641	(1,746)
Operating Income	307	180	127
Interest cost and debt expense, net	(52)	(37)	(15)
Capitalized interest	21	16	5
Other income	6	7	(1)
Income Before Provision for Income Taxes	282	166	116
Provision for income taxes	(5)	(8)	3
Net Income	277	158	119
Less: Net Income attributable to noncontrolling interests	—	(2)	2
Less: Net Income attributable to redeemable noncontrolling interests	(1)	—	(1)
Net Income Attributable to Partners	$276	$156	$120

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$276	$156	$120
Less: General Partner's interest	(71)	(44)	(27)
Limited Partners' interest in Net Income	$205	$112	$93

Net Income per Limited Partner unit:
Basic	$0.83	$0.54

Diluted	$0.83	$0.53

Weighted Average Limited Partners' units outstanding:
Basic	246.7	208.4

Diluted	247.5	209.6

(1)
During the fourth quarter 2014, we adjusted our presentation of certain operating expenses and selling, general and administrative expenses to conform to the presentation utilized by ETP. These changes did not impact our net income. Prior period amounts have been recast to conform to current presentation.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Six Months Ended June 30,
	2015	2014	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$5,774	$9,298	$(3,524)

Cost of products sold	5,130	8,727	(3,597)
Operating expenses (1)	104	69	35
Selling, general and administrative expenses (1)	50	52	(2)
Depreciation and amortization expense	176	143	33
Impairment charge and other matters	(59)	—	(59)
Total Costs and Expenses	5,401	8,991	(3,590)
Operating Income	373	307	66
Interest cost and debt expense, net	(102)	(63)	(39)
Capitalized interest	42	26	16
Other income	12	11	1
Income Before Provision for Income Taxes	325	281	44
Provision for income taxes	(11)	(13)	2
Net Income	314	268	46
Less: Net Income attributable to noncontrolling interests	(1)	(5)	4
Less: Net Income attributable to redeemable noncontrolling interests	(1)	—	(1)
Net Income Attributable to Partners	$312	$263	$49

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$312	$263	$49
Less: General Partner's interest	(131)	(82)	(49)
Limited Partners' interest in Net Income	$181	$181	$—

Net Income per Limited Partner unit:
Basic	$0.76	$0.87

Diluted	$0.75	$0.86

Weighted Average Limited Partners' units outstanding:
Basic	238.9	208.2

Diluted	239.8	209.3

(1)
During the fourth quarter 2014, we adjusted our presentation of certain operating expenses and selling, general and administrative expenses to conform to the presentation utilized by ETP. These changes did not impact our net income. Prior period amounts have been recast to conform to current presentation.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	June 30, 2015	December 31, 2014
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$58	$101

Revolving credit facilities	$550	$185
Senior Notes	3,975	3,975
Unamortized fair value adjustments (1)	100	106
Unamortized bond discount	(6)	(6)
Total Debt	$4,619	$4,260

Sunoco Logistics Partners L.P. equity	$7,592	$6,678
Noncontrolling interests	35	60
Total Equity	$7,627	$6,738

(1)
Represents fair value adjustments on our senior notes resulting from the application of push-down accounting in connection with the acquisition of our general partner by Energy Transfer Partners, L.P. on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$135	$138	$270	$269
Crude Oil Acquisition and Marketing	2,680	4,432	4,888	8,526
Terminal Facilities	393	283	637	570
Products Pipelines	77	40	140	81
Intersegment eliminations	(83)	(72)	(161)	(148)
Total sales and other operating revenue	$3,202	$4,821	$5,774	$9,298

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$89	$104	$184	$197
Crude Oil Acquisition and Marketing	41	53	72	65
Terminal Facilities	140	97	192	183
Products Pipelines	56	26	99	43
Total Adjusted EBITDA	$326	$280	$547	$488

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Highlights

Crude Oil Pipelines: (1)
Pipeline throughput (thousands of barrels per day ("bpd"))	2,174	2,130	2,149	2,086
Pipeline revenue per barrel (cents)	68.1	71.2	69.4	71.4

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	925	854	912	847
Gross profit per barrel purchased (cents) (2)	54.2	76.3	50.2	51.4
Average crude oil price (per barrel)	$57.96	$102.98	$53.29	$100.81

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	425	420	424	416
Nederland terminal	1,311	1,216	1,305	1,269
Refinery terminals	281	345	229	286

Products Pipelines: (1) (3)
Pipeline throughput (thousands of bpd)	686	497	638	477
Pipeline revenue per barrel (cents)	124.5	88.2	121.9	94.2

(1)	Excludes amounts attributable to equity interests which are not consolidated.

(2)	Represents total segment sales and other operating revenue, less cost of products sold and operating expenses, divided by total crude oil purchases.

(3)	Prior period throughput volumes have been recast to exclude certain pipeline movements which result in revenues that are not material.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Net Income	$277	$158	$314	$268
Interest expense, net	31	21	60	37
Depreciation and amortization expense	94	74	176	143
Provision for income taxes	5	8	11	13
Non-cash compensation expense	4	3	8	8
Unrealized (gains) losses on commodity risk management activities	8	8	23	7
Amortization of excess investment in joint venture interests	—	1	1	1
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	7	7	13	11
Non-cash inventory adjustments	(100)	—	(59)	—
Adjusted EBITDA (1)	326	280	547	488
Interest expense, net	(31)	(21)	(60)	(37)
Provision for current income taxes (2)	(6)	(9)	(14)	(16)
Amortization of fair value adjustments on long-term debt	(3)	(4)	(6)	(8)
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(8)	(10)	(16)	(16)
Maintenance capital expenditures	(16)	(13)	(31)	(31)
Distributable cash flow attributable to noncontrolling interests (2)	(1)	(4)	(2)	(7)
Contributions attributable to acquisition from affiliate	3	3	6	6
Distributable Cash Flow (1) (2)	$264	$222	$424	$379

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.

(2)
During the third quarter 2014, we changed our definition of distributable cash flow to conform to the presentation utilized by ETP. This change did not have a material impact on our distributable cash flows. Prior period amounts have been recast to conform to current presentation.